Exhibit 99.1

Xynomic Pharma To Present Long-Term Follow Up Data Showing Abexinostat, Combined with Pazopanib, has Durable Responses in Patients with Pre-Treated Kidney Cancer

RALEIGH, N.C. and SHANGHAI, May 21, 2019 (GLOBE NEWSWIRE) -- Xynomic Pharmaceuticals Holdings, Inc. (“Xynomic”), a clinical stage US-China oncology drug development company (Nasdaq: XYN), announced today that long-term follow up data of exceptional responders to abexinostat/pazopanib will be presented by Dr. Rahul Aggarwal, a lead investigator at the University of California, San Francisco (“UCSF”). Dr. Aggarwal will present the information at the American Society of Clinical Oncology (“ASCO”) Annual Meeting in Chicago, IL on June 1, 2019 in a presentation titled “Exceptional Responders to Abexinostat (“ABX”) Plus Pazopanib (“PAZ”) in Pre-Treated Renal Cell Carcinoma (“RCC”) and Other Solid Tumors: Long-Term Follow Up of a Phase 1b Study” (Abstract No: 3022).

The initial results from the Phase 1b study of Xynomic’s potent pan-HDAC inhibitor ABX plus PAZ demonstrated acceptable toxicity profile and encouraging anti-tumor activity (Aggarwal et al. Journal of Clinical Oncology, 2017). In this trial, 51 patients (including 22 RCC patients) were enrolled between June 2012 and October 2015. Among them, 10 patients (20%) had experienced disease progression on prior PAZ; 30 patients (59%) had received prior vascular endothelial growth factor (“VEGF”) targeted therapy.

The ASCO presentation long-term follow up data of exceptional responders and additional correlative analyses associated with clinical outcomes. In particular, as of February 2019, among the 10 patients who had experienced disease progression on prior PAZ treatment, 5 patients achieved durable partial response (“PR”) lasting for more than 2 years, and 1 patient who was previously a PAZ-refractory patient with RCC, remained on treatment with ongoing PR, for more than 6 years. In addition, higher peripheral blood HDAC2 expression was associated with prolonged progression-free survival (median PFS 5.9 vs. 3.5 months, log-rank p=0.02). Induction of histone acetylation on ABX lead-in treatment was associated with subsequent time to progression (p=0.002). On-treatment plasma VEGF levels were inversely correlated with PBMC histone acetylation (p=0.02). The new data demonstrate that (1) marketed durable responses with ABX + PAZ are achievable, including in patients with PAZ- and VEGF-refractory RCC and other solid tumor malignancies, and (2) host factors including HDAC expression and acetylation status may identify those patients most likely to benefit from this combination therapy.

A global, randomized pivotal Phase 3 trial is underway of ABX + PAZ as a first- or second-line therapy in patients with locally advanced or metastatic RCC (RENAVIV; NCT03592472). The U.S. Food and Drug Administration has granted Fast Track designation to abexinostat, in combination with pazopanib, as a first- or second-line treatment of RCC.

About Xynomic Pharmaceuticals Holdings, Inc.
Xynomic Pharmaceuticals Holdings, Inc. is a clinical stage oncology-focused biopharmaceutical company. Its current pipeline mainly consists of 3 drug candidates; Xynomic owns global exclusive development, manufacturing and commercialization rights to each of these. Its lead drug candidate abexinostat is in global potentially pivotal clinical trials against renal cell carcinoma (in combination with pazopanib) and non-Hodgkin’s lymphoma (as a single agent). Xynomic’s other clinical stage drug candidate XP-105 (BI 860585) is a Phase 2 ready, ATP-competitive mTORC1/2 inhibitor against solid tumors. Xynomic’s pre-clinical oncology drug candidate XP-102 (BI 882370) is a pan-RAF inhibitor.

Investor Relations, Media, and Business Development Contact:

angela.feng@xynomicpharma.com